UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 22, 2013

Bank of the Ozarks, Inc.

(Exact name of registrant as specified in its charter)

Arkansas	333-27641	71-0556208
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17901 Chenal Parkway, Little Rock, Arkansas	72223
(Address of principal executive offices)	(Zip Code)

(501) 978-2265

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 (b) and (c) – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 22, 2013, Mark Ross, 57, notified Bank of the Ozarks, Inc. (the “Company”) of his decision to retire as Chief Operating Officer of the Company and its wholly-owned bank subsidiary, Bank of the Ozarks (the “Bank”), effective at the close of business on October 4, 2013. Mr. Ross joined the Company in 1980 and has served in various capacities, including President, Chief Operating Officer and, from 1992 until April of 2013, as a director of the Company and Bank. Mr. Ross is expected to continue his employment with the Company and Bank as Executive Vice President – Operations through December 31, 2014 in order to assist in the transition of his Chief Operating Officer duties and to assist in the completion of certain initiatives currently in progress, at which time he will fully retire from the Company and Bank.

On August 23, 2013, the Company designated Tyler Vance, 39, to succeed Mr. Ross as Chief Operating Officer, in additional to his current role as Chief Banking Officer, to be effective at the close of business on October 4, 2013, as part of the Company’s established management succession plan. Mr. Vance joined the Company in 2006 with the expectation that he would ultimately assume the Chief Operating Officer position upon the retirement of Mr. Ross. Since joining the Company, Mr. Vance has served in various capacities including Senior Vice President and Executive Vice President of Retail Banking prior to assuming his current role of Chief Banking Officer in May 2011. Mr. Vance is a C.P.A. and holds a B.A. in Accounting from Ouachita Baptist University.

During recent years, Mr. Ross has discussed with other senior management of the Company that he was considering retirement, although he gave no firm decision nor a planned date of retirement in his discussions prior to the notification described above. These periodic discussions have enabled the Company to better prepare for Mr. Vance to assume the position of Chief Operating Officer and to hire and develop additional staff to ensure a seamless transition. Mr. Ross has been actively involved in these staff additions and development efforts.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANK OF THE OZARKS, INC. (Registrant)

Date: August 23, 2013	/s/ Greg McKinney
Greg McKinney
Chief Financial Officer and Chief Accounting Officer

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